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                        AMENDMENT TO THE AGENCY AGREEMENT
                          DATED AS OF DECEMBER 1, 2001,
                  BY AND BETWEEN FIRST EAGLE SOGEN FUNDS, INC.,
                   A MARYLAND CORPORATION, FIRST EAGLE FUNDS,
                A DELAWARE BUSINESS TRUST, AND DST SYSTEMS, INC.,
                             A DELAWARE CORPORATION

         THIS AMENDMENT is made as of the close of business December 31, 2002 (the "Effective Date") by and among FIRST EAGLE FUNDS, INC., a Maryland corporation ("First Eagle- Maryland"), and FIRST EAGLE VARIABLE FUNDS, INC., a Maryland corporation (each the "Fund") and DST SYSTEMS, INC. ("DST"), a Delaware corporation (the "Amendment"), to that Agency Agreement, dated as of December 1, 2001, by and between FIRST EAGLE SOGEN FUNDS, INC., a Maryland corporation, FIRST EAGLE FUNDS, a Delaware business trust, each having its principal place of business at 1345 Avenue of the Americas, New York, NY 10105 (the "Fund"), and DST SYSTEMS, INC., a Delaware corporation (the "Agreement").

WHEREAS, DST has been advised that, as a result of a restructuring of the business of the First Eagle Funds and First Eagle SoGen Funds by the funds' management company, Arnhold and S. Bleichroeder Advisers, Inc., which restructuring is currently underway, effective the close of business December 31, 2002 , the name of First Eagle SoGen Funds, Inc., a Maryland corporation, will change to First Eagle Funds, Inc., a Maryland corporation ("First Eagle-Maryland"), and that First Eagle- Delaware will liquidate following the consolidation of its sole investment series with First Eagle- Maryland, and, thereafter, will operate as a single entity; and that, additionally, effective February 3, 2003, First Eagle Variable Funds, Inc., a Maryland corporation, will transition existing transfer agency operations from State Street Bank and Trust (Kansas City) to DST Systems, Inc. and, at that time, will become a party to the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement and for other good and sufficient consideration, receipt of which each party hereby acknowledges, DST and each Fund each hereby agree as follows:

         1. Effective as of the close of business December 31, 2002 the Fund formerly styled First Eagle SoGen Funds, Inc., which is a Maryland corporation, shall thereafter be styled First Eagle-Maryland and, thereafter, the Agreement, in relevant part, shall be between DST and First Eagle- Maryland.

         2. Effective as of the close of business December 31, 2002 , this Agreement shall terminate as to the First Eagle- Delaware, and the accounts formerly serviced as accounts invested in shares of First Eagle- Delaware will become accounts invested in shares of First Eagle- Maryland.

         3. Effective as of February 3, 2003 First Eagle Variable Funds, Inc. shall become a party to this Agreement with the same rights, duties, responsibilities and obligations as those applicable to First Eagle- Maryland.




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Except as amended hereby, the Agreement remains in full force and effect. In the event of conflict between this Amendment and the Agreement, the terms and provisions of this Amendment shall prevail.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers and as of the day and year first above written.

FIRST EAGLE FUNDS, INC.             DST SYSTEMS, INC.

By:      Robert Bruno               By:____________________________________

Title:   Senior Vice President      Title:_________________________________

Date:    January 3, 2003            Date:__________________________________

FIRST EAGLE VARIABLE FUNDS, INC.

By:      Robert Bruno

Title:   Senior Vice President

Date:    January 3, 2003

First Eagle Amendment 12-10-02

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